UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Skyline Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On January 5, 2018, Skyline Corporation (“Skyline”) and Champion Enterprises Holdings, LLC (“Champion Holdings”), entered into a Share Contribution & Exchange Agreement (the “Exchange Agreement”) pursuant to which the two companies will combine their operations. Under the Exchange Agreement, (i) Champion Holdings will contribute to Skyline all of the issued and outstanding shares of common stock of Champion Holdings’ wholly-owned operating subsidiaries, Champion Home Builders, Inc., a Delaware corporation (“CHB”), and CHB International B.V., a Dutch private limited liability company (“CIBV”) (the shares of stock of CHB and CIBV to be contributed to Skyline, the “Contributed Shares”), and (ii) in exchange for the Contributed Shares, Skyline will issue to Champion Holdings that number of shares of Skyline common stock, $0.0277 par value per share (the “Common Stock”), such that at the closing, Champion Holdings (or its members) will hold 84.5%, and Skyline’s shareholders will hold 15.5%, of the Common Stock of the combined company on a fully-diluted basis (the “Shares Issuance”). The contribution of the Contributed Shares by Champion Holdings to Skyline, and the Shares Issuance by Skyline to Champion Holdings, are collectively referred to herein as the “Exchange.”

As previously disclosed in the definitive proxy statement on Schedule 14A filed by Skyline with the United States Securities and Exchange Commission on April 25, 2018 (the “Proxy Statement”), CHB, Royal Bank of Canada and Jefferies Finance had entered into a commitment letter in respect of a revolving credit facility (the “Prior Commitment Letter”) that was contemplated to be completed at the closing of the Exchange. On May 1, 2018, CHB entered into a new commitment letter with certain lenders, which supersedes and replaces the Prior Commitment Letter, in respect of a revolving credit facility contemplated to be completed on or about the closing of the Exchange. The terms and conditions contained in the new commitment letter are described in more detail below, together with additional supplemental information regarding the impact on the combined company’s pro forma financial statements of the terms of the new revolving credit facility contemplated by the new commitment letter and the use of proceeds therefrom to refinance the Existing Term Loans.

The supplemental disclosures in these Definitive Additional Materials on Schedule 14A (this “Proxy Supplement”) should be read in conjunction with the disclosures contained in the Proxy Statement, which in turn should be read in its entirety. To the extent that information in this Proxy Supplement differs from or updates information contained in the Proxy Statement, the information in this Proxy Supplement shall supersede or supplement the information in the Proxy Statement.

The following replaces the “Unaudited Pro Forma Condensed Combined Income Statements and Balance Sheet” on page 21 of the Proxy Statement:

	Pro Forma
(Dollars in thousands)	As of and for the Nine Months Ended March 4, 2018	Nine Months Ended February 28, 2017	Year Ended May 31, 2017
Statement of Operations Data
Net sales	$972,648	$792,968	$1,097,823
Cost of sales	815,617	677,935	933,079

Gross profit	157,031	115,033	164,744
Selling, general and administrative expenses	106,925	93,104	128,878

Operating income	50,106	21,929	35,866
Interest expense, net	2,617	2,689	3,556
Other expense	105	1,636	2,380

Income before income taxes	47,384	17,604	29,930
Income tax expense (benefit)	22,594	3,303	(22,650)

Net income	$24,790	$14,301	$52,580

Balance Sheet Data
Cash and cash equivalents	$60,971
Trade accounts receivable, net	73,020
Inventories, net	98,290
Other current assets	10,666

Total current assets	242,947
Property, plant and equipment, net	112,950
Goodwill	152,938
Amortizable intangible assets, net	33,671
Deferred tax assets	28,928
Other noncurrent assets	8,253

Total assets	$579,687

Floor plan payable	$24,004
Short-term portion of debt	6
Accounts payable	31,509
Customer deposits and receipts in excess of revenues	21,035
Accrued volume rebates	20,093
Accrued warranty obligations	16,220
Accrued compensation and payroll taxes	22,393
Other current liabilities	25,160

Total current liabilities	160,420
Long-term debt	59,427
Deferred tax liabilities	13,727
Other	10,769

Total long-term liabilities	83,923
Total equity	335,344

Total liabilities and equity	$579,687

The following replaces the table on page 22 of the Proxy Statement to reflect changes to the pro forma basic earnings per share and diluted earnings per share as of and for the nine months ended March 4, 2018.

	As of and for the Nine Months Ended March 4, 2018			As of and for the Nine Months Ended February 28, 2017
	Historical Skyline	Historical Champion Holdings (1)	Pro Forma (2)	Historical Skyline	Historical Champion Holdings (1)	Pro Forma (2)
Basic earnings per share	$0.69	$0.13	$0.44	$(0.27)	$0.11	$0.25
Diluted earnings per share	$0.68	$0.13	$0.44	$(0.27)	$0.11	$0.25
Weighted average common shares outstanding – basic	8,391,244	135,612,157	56,270,574	8,391,244	135,612,157	56,270,574
Weighted average common shares outstanding – diluted	8,574,146	135,612,157	56,601,574	8,391,244	135,612,157	56,601,574
Book value per share of common stock	$3.73	$1.16		$2.73	$0.73
Dividends declared per share of common stock	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00

The following replaces the table on page 23 of the Proxy Statement to reflect changes to the pro forma diluted earnings per share as of and for the year ended May 31, 2017.

	As of and for the Year Ended May 31, 2017
	Historical Skyline	Historical Champion Holdings (1)	Pro Forma (2)
Basic earnings per share	$0.00	$0.38	$0.93
Diluted earnings per share	$0.00	$0.38	$0.93
Weighted average common shares outstanding – basic	8,391,244	135,612,157	56,270,574
Weighted average common shares outstanding – diluted	8,512,374	135,612,157	56,601,574
Book value per share of common stock	$3.01	$1.01
Dividends declared per share of common stock	$0.00	$0.00	$0.00

The following disclosure replaces the third paragraph on page 153 of the Proxy Statement:

The terms of the Exchange Agreement provide that each entity may pay a dividend prior to completion of the Exchange to the extent each entity has cash in excess of debt and other debt-like items and unpaid Exchange fees and expenses, as defined in the Exchange Agreement, subject to certain requirements. Each entity intends to declare and pay the respective dividends, to the extent permissible. In addition, Skyline has repaid its existing life insurance loans. Skyline Champion Corporation expects to enter into a revolving credit facility that will provide up to $100 million in revolving loans (with a $45 million sublimit for letters of credit). The initial borrowings under the new revolving credit facility will be used to refinance the Existing Term Loans, for working capital needs and to issue letters of credit, with the outstanding letters of credit being deemed reissued under the new facility. After the new revolving credit facility is in place, and CHB’s outstanding cash collateralized letters of credit are transitioned to the new revolving credit facility, the current restrictions on cash are anticipated to be removed, as reflected in the pro forma adjustments below. The final amount of debt and the amount of the respective company’s dividend will fluctuate based on cash generated from operations prior to the completion of the Exchange. The accompanying unaudited pro forma condensed combined financial information was prepared assuming that the new revolving credit facility will be consummated, including that Skyline Champion Corporation will make borrowings under the new revolving credit facility in order to refinance the Existing Term Loans. Since the initial advances under the new revolving loan facility will be used solely to refinance the Existing Term Loans, there will be no material change from the Proxy Statement filed on April 25, 2018 in total outstanding debt, other than the repayment of the Skyline life insurance loans.

Recent Development—Skyline Special Dividend

Effective May 14, 2018, Skyline’s board of directors declared the Special Company Dividend in the amount of $0.62381 per share on the outstanding shares of Common Stock, payable on May 31, 2018 to shareholders of record on May 25, 2018.

The following unaudited pro forma condensed combined balance sheet and income statements replace the existing unaudited pro forma condensed combined balance sheet and income statements under the caption “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF SKYLINE CHAMPION CORPORATION” on pages 156-159 of the Proxy Statement:

Skyline Champion Corporation

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 4, 2018

(Dollars in thousands)	Historical Skyline	Historical Champion Holdings	Reclassifications (a)	Pro Forma Adjustments for Exchange	(Notes)	Pro Forma Adjustments for Financing	(Notes)	Pro Forma Condensed Combined
Assets
Current assets
Cash and cash equivalents	$14,090	$78,906	$—	$(22,842)	b, k	$(9,183)	b, e	$60,971
Trade accounts receivable, net	14,345	58,675	—	—		—		73,020
Inventories, net	13,046	84,894	—	350	c	—		98,290
Workers’ compensation security deposit	800	—	(800)	—		—		—
Other current assets	820	9,046	800	—		—		10,666

Total current assets	43,101	231,521	—	(22,492)		(9,183)		242,947
Noncurrent assets
Restricted cash	—	22,841	—	—		(22,841)	e	—
Property, plant and equipment	10,632	68,950	—	33,368	d	—		112,950
Goodwill	—	3,179	—	149,759	f	—		152,938
Amortizable intangible assets, net	—	1,671	—	32,000	g	—		33,671
Deferred tax assets	—	28,928	—	—		—		28,928
Other noncurrent assets	4,705	2,508	—	(55)	i	1,095	i	8,253

Total assets	$58,438	$359,598	$—	$192,580		$(30,929)		$579,687

Liabilities and Equity
Current liabilities
Floor plan payable	$—	$24,004	$—	$—		$—		$24,004
Short-term portion of debt	—	406	—	—		(400)	i	6
Accounts payable	5,240	26,269	—	—		—		31,509
Customer deposits and receipts in excess of revenues	1,480	19,555	—	—		—		21,035
Accrued volume rebates	3,306	16,787	—	—		—		20,093
Accrued warranty obligations	3,811	12,409	—	—		—		16,220
Accrued compensation and payroll taxes	3,350	18,479	—	564	l	—		22,393
Other current liabilities	2,342	22,142	—	(550)	k	1,226	i	25,160

Total current liabilities	19,529	140,051	—	14		826		160,420
Long-term liabilities
Long-term debt	—	59,027	—	—		400	i	59,427
Deferred compensation expense	4,801	—	(4,801)	—		—		—
Accrued warranty	2,800	—	(2,800)	—		—		—
Deferred tax liabilities	—	—	—	13,727	h	—		13,727
Other	—	3,168	7,601	—		—		10,769

Total noncurrent liabilities	7,601	62,195	—	13,727		400		83,923
Equity
Contributed capital	—	140,772	—	(140,772)	j	—		—
Common stock	312	—	—	1,325	j	—		1,637
Additional paid-in capital	5,391	—	—	431,424	j	(22,143)	b	414,672
Retained earnings	91,349	24,778	—	(106,115)	j, k	(10,012)	b	—
Treasury stock	(65,744)	—	—	(7,023)	j	—		(72,767)
Accumulated other comprehensive loss	—	(8,198)	—	—		—		(8,198)

Total equity	31,308	157,352	—	178,839		(32,155)		335,344

Total liabilities and equity	$58,438	$359,598	$—	$192,580		$(30,929)		$579,687

See accompanying notes to unaudited pro forma condensed combined financial statements.

Skyline Champion Corporation

Unaudited Pro Forma Condensed Combined Income Statement

For the Nine Months Ended March 4, 2018

(In thousands, except share and per share amounts)	Historical Skyline	Historical Champion Holdings	Reclassifications (m)	Pro Forma Adjustments for Exchange	(Notes)	Pro Forma Adjustments for Financing	(Notes)	Pro Forma Condensed Combined
Net sales	$174,205	$798,443	$—	$—		$—		$972,648
Cost of sales	149,762	664,824	—	1,031	n	—		815,617

Gross profit	24,443	133,619	—	(1,031)		—		157,031
Selling, general and administrative expenses	19,157	87,439	(1,905)	2,234	n, o, r, s	—		106,925
(Gain) loss on sale of property, plant and equipment	(702)	—	702	—		—		—

Operating income	5,988	46,180	1,203	(3,265)		—		50,106
Interest expense, net	199	3,164	—	—		(746)	p	2,617
Other expense	—	2,863	1,203	(3,961)	q	—		105

Income before income taxes	5,789	40,153	—	696		746		47,384
Income tax expense	—	22,089	—	244	t	261	t	22,594

Net income	$5,789	$18,064	$—	$452		$485		$24,790

Weighted average number of common shares outstanding:
Basic	8,391,244			47,879,330	u			56,270,574
Diluted	8,574,146			48,027,428	u			56,601,574

Net income per share applicable to common shareholders:
Basic	$0.69						u	$0.44
Diluted	$0.68						u	$0.44

See accompanying notes to unaudited pro forma condensed combined financial statements.

Skyline Champion Corporation

Unaudited Pro Forma Condensed Combined Income Statement

For the Nine Months Ended February 28, 2017

(In thousands, except share and per share amounts)	Historical Skyline	Historical Champion Holdings	Reclassifications (m)	Pro Forma Adjustments for Exchange	(Notes)	Pro Forma Adjustments for Financing	(Notes)	Pro Forma Condensed Combined
Net sales	$177,042	$615,926	$—	$—		$—		$792,968
Cost of sales	162,013	515,035	—	887	n	—		677,935

Gross profit	15,029	100,891	—	(887)		—		115,033
Selling, general and administrative expenses	17,070	78,699	—	(2,665)	n. o, r, s	—		93,104

Operating income	(2,041)	22,192	—	1,778		—		21,929
Interest expense, net	257	3,208	—	—		(776)	p	2,689
Other expense	—	1,636	—	—		—		1,636

Income before income taxes	(2,298)	17,348	—	1,778		776		17,604
Income tax expense	—	2,409	—	622	t	272	t	3,303

Net income	$(2,298)	$14,939	$—	$1,156		$504		$14,301

Weighted average number of common shares outstanding:
Basic	8,391,244			47,879,330	u			56,270,574
Diluted	8,391,244			48,210,330	u			56,601,574

Net income per share applicable to common shareholders:
Basic	$(0.27)						u	$0.25
Diluted	$(0.27)						u	$0.25

See accompanying notes to unaudited pro forma condensed combined financial statements.

Skyline Champion Corporation

Unaudited Pro Forma Condensed Combined Income Statement

For the Year Ended May 31, 2017

(In thousands, except share and per share amounts)	Historical Skyline	Historical Champion Holdings	Reclassifications (m)	Pro Forma Adjustments for Exchange	(Notes)	Pro Forma Adjustments for Financing	(Notes)	Pro Forma Condensed Combined
Net sales	$236,504	$861,319	$—	$—		$—		$1,097,823
Cost of sales	214,527	717,364	—	1,188	n	—		933,079

Gross profit	21,977	143,955	—	(1,188)		—		164,744
Selling, general and administrative expenses	22,908	109,305	(1,280)	(2,055)	n, o, r, s	—		128,878
(Gain) loss on sale of property, plant and equipment	(1,280)	—	1,280	—		—		—

Operating income	349	34,650	—	867		—		35,866
Interest expense, net	344	4,264	—	—		(1,052)	p	3,556
Other expense	—	2,380	—	—		—		2,380

Income before income taxes	5	28,006	—	867		1,052		29,930
Income tax (benefit) expense	—	(23,321)	—	303	t	368	t	(22,650)

Net income	$5	$51,327	$—	$564		$684		$52,580

Weighted average number of common shares outstanding:
Basic	8,391,244			47,879,330	u			56,270,574
Diluted	8,512,374			48,089,200	u			56,601,574

Net income per share applicable to common shareholders:
Basic	$0.00						u	$0.93
Diluted	$0.00						u	$0.93

See accompanying notes to unaudited pro forma condensed combined financial statements.

The following disclosures replace the paragraphs (i) and (p) under Note 4 the caption “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF SKYLINE CHAMPION CORPORATION – Notes to Unaudited Pro Forma Condensed Combined Financial Information” on pages 163 and 165, respectively, of the Proxy Statement:

(i) Represents the elimination of deferred financing fees of $0.1 million for the Skyline revolving credit agreement and $0.1 million for the Existing Term Loan Facility. The Skyline revolving credit agreement will be terminated in connection with the closing of the Exchange. The Existing Term Loan Facility will be terminated in connection with the execution of the New Loan Facility. Also represents the capitalization of $1.2 million of deferred financing fees expected to be incurred for the New Loan Facility, and the reclassification of $0.4 million of previously classified short-term debt to long-term. The amount of total outstanding borrowings under the New Loan Facility are expected to be the same as under the Existing Term Loan Facility.

(p) Reflects the change in interest expense for:

•	elimination of historical interest expense for the Skyline life insurance loans;

•	elimination of deferred financing fees for the existing Skyline revolving credit agreement;

•	elimination of deferred financing fees for the Existing Term Loan Facility;

•	elimination of historical interest expense for the Existing Term Loan Facility;

•	amortization of deferred financing fees for the New Loan Facility; and

•	recognition of interest expense for the New Loan Facility as if it were in place as of June 1, 2016, the beginning of the earliest period presented.

There were no borrowings on the Skyline revolving credit agreement at March 4, 2018. The Skyline revolving credit agreement, based on the terms of the Commitment Letter for the New Loan Facility, will be terminated in connection with the closing of the Exchange. The Existing Term Loan Facility will be terminated in connection with the execution of the New Loan Facility. The net impact on interest expense is as follows:

	Nine Months Ended
(Dollars in thousands)	March 4, 2018	February 28, 2017	Year Ended May 31, 2017
Historical interest expense	$(3,838)	$(3,600)	$(4,828)
Historical amortization of deferred financing fees	(144)	(122)	(162)
Estimated interest expense	3,038	2,748	3,674
Estimated amortization of deferred financing fees	198	198	264

Proforma adjustments to interest expense	$(746)	$(776)	$(1,052)

Assuming the amount of borrowings under the New Loan Facility is the same as the Existing Term Loan Facility, a 100-basis point increase/decrease in the interest rate would have the effect of increasing/decreasing interest expense by $0.5 million, respectively.

The following disclosures replace the existing disclosures contained under the caption “Debt Financing” beginning on page 167 of the Proxy Statement:

CHB, Citizens Bank, N.A. (“Citizens”), JPMorgan Chase Bank, N.A. (“JP Morgan”), RBC, Jefferies Finance LLC (“Jefferies Finance”) and Wells Fargo Bank, N.A. (“Wells Fargo”, and, together with Citizens, JP Morgan, RBC, and Jefferies Finance, and their respective successors and assigns, the “Revolving Lenders”) entered into the Commitment Letter, dated as of May 1, 2018 (the “Commitment Letter”). The Commitment Letter provides for a revolving credit facility in an amount of up to $100.0 million, which is contemplated to be consummated on or about the closing of the Exchange (the “New Loan Facility”). Initial borrowings under the New Loan Facility will be used to refinance CHB’s existing $46.9 million term loan facility (the “Existing Term Loan Facility” and such term loans, the “Existing Term Loans”) and replace CHB’s existing cash collateralized stand-alone letter of credit facility. The undrawn amounts will provide liquidity, going forward.

The obligations of the Revolving Lenders under the Commitment Letter are subject to certain conditions, including the accuracy of the representations and warranties specified in the Exchange Agreement to the extent material to the interests of the Revolving Lenders and the consummation of the Exchange. The obligations of the Revolving Lenders under the Commitment Letter will terminate on October 31, 2018 if the closing has not occurred by such date.

The borrower under the New Loan Facility is contemplated to be CHB, with Skyline Champion Corporation being either a co-borrower or a guarantor. The Revolving Lenders will receive a customary closing fee and a customary arranger fee at the closing of the New Loan Facility.

The following is a summary of certain of the material terms agreed upon in the Commitment Letter.

Tenor, Maturity and Amortization

The New Loan Facility provided for by the Commitment Letter will provide a new senior secured revolving credit facility to Skyline Champion Corporation and its subsidiaries of up to $100.0 million, including a letter of credit sub-facility of not less than $45.0 million. The New Loan Facility will mature on the fifth anniversary of the closing date under the New Loan Facility, and has no scheduled amortization.

Pricing

The interest rate under the New Loan Facility will adjust based on the first lien net leverage of Skyline Champion Corporation and its subsidiaries. For the first two full fiscal quarters following the closing under the New Loan Facility, the annual interest rate will be LIBOR plus 1.75% or ABR plus 0.75%, at the election of the borrower(s). Thereafter, the interest rate will adjust based on the first lien net leverage of Skyline Champion Corporation and its subsidiaries from a high of LIBOR plus 2.25% and ABR plus 1.25% when first lien net leverage is equal to or greater than 2.00:1.00, to a low of LIBOR plus 1.50% and ABR plus 0.50% when first lien net leverage is below 0.50:1.00. In addition, for the first two full fiscal quarters following the closing under the New Loan Facility, the commitment fee rate will be 0.30%. Thereafter, CHB will be obligated to pay a commitment fee ranging between 0.40% and 0.25% (depending on first lien net leverage) in respect of unused commitments under the New Loan Facility.

Guarantee and Collateral

Each material wholly owned US restricted subsidiary of Skyline Champion Corporation will jointly and severally guarantee the amounts owing under the New Loan Facility, subject to customary exceptions.

Amounts owing under the New Loan Facility will be secured by a typical security package granted by the borrower(s) subject to customary exceptions.

Prepayment; Covenants; Events of Default

Optional prepayments and re-borrowings under the New Loan Facility will be permitted, and the New Loan Facility will be subject to certain customary mandatory prepayment events, in each case, with no premium.

The definitive documentation with respect to the New Loan Facility will contain customary representations and warranties, affirmative and negative covenants, including restrictions (subject to customary exceptions, qualifications and baskets) on the ability of the Skyline Champion Corporation and its subsidiaries to incur additional indebtedness, issue certain types of stock, pay dividends or distributions on, redeem, repurchase or retire capital stock, make payments on, or redeem, repurchase or retire indebtedness, make investments, loans, advances or acquisitions, enter into sale and leaseback transactions, engage in transactions with affiliates, create liens, transfer or sell assets, guarantee indebtedness, create restrictions on the payment of dividends or other amounts from their subsidiaries, and consolidate, merge or transfer all or substantially all of their assets and the assets of their subsidiaries, and events of default.

In addition, the New Loan Facility will include a maximum first lien net leverage ratio for the benefit of the Revolving Lenders set at a level of 3.00 to 1.00 through the first anniversary of the closing date, and 2.75 to 1.00 thereafter.